Exhibit 99.1

MarkWest Energy Partners, L.P.	Contact:	Frank Semple, President & CEO
1515 Arapahoe Street		Nancy Buese, Senior VP & CFO
Tower 2, Suite 700		Andy Schroeder, VP Finance & Treasurer
Denver, CO 80202	Phone:	(866) 858-0482 Fax: (303) 925-8709
	E-mail:	investorrelations@markwest.com
MarkWest Hydrocarbon, Inc.	Website:	www.markwest.com
1515 Arapahoe Street
Tower 2, Suite 700
Denver, CO 80202

MarkWest Announces Approval of Redemption and Merger

DENVER, CO — February 21, 2008 — MarkWest Energy Partners, L.P. (NYSE: MWE) and MarkWest Hydrocarbon, Inc. (AMEX: MWP) announced today that their respective equityholders approved and adopted the previously announced Agreement and Plan of Redemption and Merger (the “Redemption and Merger Agreement”) between the two companies as well as the transactions contemplated by the Redemption and Merger Agreement.   At separate special meetings of equityholders held in Denver, Colorado on February 21, 2008, approximately 21.4 million units of MarkWest Energy Partners and approximately 9.8 million shares of MarkWest Hydrocarbon, representing  approximately 63 percent and 82 percent, respectively, of the total units and shares outstanding and entitled to vote at the respective meetings, were voted in favor of the redemption and merger and related proposals.  The number of units and shares voted in favor of the redemption and merger and related proposals represent approximately 97 percent and 99 percent, respectively, of the total units and shares that were voted at the equityholders meetings.

“The combination of MarkWest Energy Partners and MarkWest Hydrocarbon is very compelling for our equityholders, and will unlock substantial long-term value for MarkWest Energy Partners,” said Frank Semple, President and Chief Executive Officer of MarkWest Energy Partners and MarkWest Hydrocarbon.  “We believe the elimination of the incentive distribution rights will result in MarkWest having one of the lowest costs of capital in the MLP industry, which will drive improved financial results from our expansion projects and will greatly improve our ability to compete for new acquisitions.  Looking ahead, we remain focused on our primary business objective of providing superior and sustainable returns for our stakeholders, coupled with a customer-focused growth strategy.”

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MarkWest Energy Partners, L.P. (NYSE:MWE) is a publicly traded master limited partnership with a solid core of midstream assets and a growing core of gas transmission assets. It is one of the largest processors of natural gas in the Northeast and is the largest gas gatherer of natural gas in the prolific Carthage field in east Texas. It also has a growing number of other gas gathering and intrastate gas transmission assets in the Southwest, primarily in Texas and Oklahoma.

                MarkWest Hydrocarbon, Inc. (AMEX: MWP) controls and operates MarkWest Energy Partners, L.P. (NYSE: MWE), a publicly traded limited partnership engaged in the gathering, processing and transmission of natural gas; the transportation, fractionation and storage of natural gas liquids; and the gathering and transportation of crude oil. We also market natural gas and NGLs.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements.  Although we believe that the expectations reflected in the forward-looking statements, specifically those including those referring to future performance, growth, cash flow, operating income, distributable cash flow (DCF), distributions, or other factors, are reasonable, these forward-looking statements are not guarantees of future performance and we can give no assurance that such expectations will prove to be correct and that projected performance or distributions may not be achieved.  Among the factors that could cause results to differ materially are those risks discussed in our joint proxy statement/prospectus, dated January 7, 2008, as filed with the SEC.  You are also urged to carefully review and consider the cautionary statements and other disclosures, including those under the heading “Risk Factors,” made in the joint proxy statement/prospectus, which identify and discuss significant risks, uncertainties and various other factors that could cause actual results to vary significantly from those expressed or implied in the forward-looking statements.  We do not undertake any duty to update any forward-looking statement.

Investors and security holders are urged to read the joint proxy statement/prospectus carefully because it contains important information regarding MarkWest Energy Partners, MarkWest Hydrocarbon, and the transaction.  Investors and security holders may obtain a free copy of the joint proxy statement/prospectus and other documents containing information about MarkWest Energy Partners and MarkWest Hydrocarbon, without charge, at the SEC’s website at www.sec.gov. Copies of the joint proxy statement/prospectus and the SEC filings that will be incorporated by reference in the joint proxy statement/prospectus may also be obtained free of charge by directing a request to the entities’ investor relations department at 866-858-0482, or by accessing the companies’ website at www.markwest.com.

MarkWest Energy Partners, MarkWest Hydrocarbon, the officers and directors of the general partner of MarkWest Energy Partners, and the officers and directors of MarkWest Hydrocarbon may be deemed to be participants in the solicitation of proxies from their security holders. Information about these persons can be found in the Annual Report on Form 10-K/A for the year ended December 31, 2006, for each of MarkWest Energy Partners and MarkWest Hydrocarbon, as filed with the SEC, and additional information about such persons may be obtained from the joint proxy statement/prospectus.

This document shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of the Securities Act of 1933, as amended.